Contacts:	Jim Sheehan	Martha Schaefer
	SeaChange PR	SeaChange IR
	978-897-0100 x3064	978-897-0100 x3030
	jim.sheehan@schange.com	martha.schaefer@schange.com

SEACHANGE ANNOUNCES DEPARTURE OF CHIEF FINANCIAL OFFICER

New CFO Expected To Be Announced Next Week

ACTON, Mass. (Jan. 13, 2012) – SeaChange International (Nasdaq: SEAC) today announced that Kevin M. Bisson has resigned as Chief Financial Officer of SeaChange International, Inc., effective Jan. 13, 2012, to accept a position at another publicly traded company.   Bisson served as CFO, Treasurer, Secretary and Senior Vice President of Finance & Administration since joining SeaChange in March of 2006.

"We sincerely thank Kevin for his years of dedication to SeaChange and his contributions towards ensuring the Company’s continued financial strength and strong balance sheet. We wish him well in his future endeavors,” said Raghu Rau, Chief Executive Officer, SeaChange.  “We intend to announce the appointment of a new CFO next week."

About SeaChange International
SeaChange International (Nasdaq: SEAC) is a global leader in multi-screen video. The Company provides open, cloud-based, Emmy award-winning solutions and services for back office, advertising, content, in-home devices and broadcast to hundreds of media companies, including all major cable operators in the U.S., Europe and Latin America, plus other blue-chip companies such as Virgin Media, AT&T, Hutchison Whampoa, and DISH Network.  Headquartered in Acton, Massachusetts, SeaChange is TL 9000 certified and has product development, support and sales offices around the world.  Visit www.schange.com.

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